Exhibit 99.1

GLOBAL CROSSING ANNOUNCES PROPOSED PRIVATE OFFERING OF

$150 MILLION OF ITS SENIOR NOTES DUE 2019

FOR IMMEDIATE RELEASE: November 9, 2010

Florham Park, N.J. – Global Crossing Limited (NASDAQ: GLBC) announced today that it intends to offer $150 million of its senior notes due 2019 in a private placement to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The purpose of the offering is to refinance Global Crossing Limited’s 5% convertible senior notes due 2011 and to pay related premium, fees and expenses.

The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release, issued pursuant to Rule 135c under the Securities Act, shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Statements in this press release about expected future events are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

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CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com